Exhibit 99.1

April 14, 2003

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America announces 15 percent increase in earnings per share

Net income is $2.42 billion

Consumer loans increase 21%

Convertibles, Mortgage-backed Securities achieve

significant market share gains

Domestic deposits grow 9%

Large corporate nonperforming loans decline for first time in six quarters

CHARLOTTE — Bank of America Corporation today reported first quarter earnings of $2.42 billion, or $1.59 per share (diluted), a 15 percent increase in earnings per share from $2.18 billion, or $1.38 per share, a year ago. The return on common equity increased to 19.92 percent.

All three of the company’s major businesses increased their net income, a significant accomplishment in the current economic environment. These results reflect the success of the company’s customer relationship strategy as multiple products recorded substantial increases, including strong mortgage sales, further penetration in debit and credit card and growth in deposits and loans.

“Bank of America’s results show that we are uniquely positioned to leverage our brand and scale,” said Kenneth D. Lewis, chairman and chief executive officer. “We are clearly demonstrating the benefits of our customer-focused strategy and how it is achieving high shareholder returns.”

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Financial highlights (compared to a year earlier)

•	Shareholder Value Added grew 37 percent to $1.14 billion.

•	The loan-to-domestic-deposit ratio was 94 percent versus 99 percent a year earlier.

•	Mortgage banking income rose 108 percent to $405 million.

•	Card income was up 18 percent to $681 million.

•	Investment banking income rose 11 percent to $378 million.

Customer highlights

•	Bank of America earned the highest Community Reinvestment Act rating—Outstanding—from the Office of the Comptroller of the Currency (OCC) following an intensive one-year examination.

•	Bank of America became the first bank to have more than five million active online banking customers. This is a 57 percent increase in users from the prior year.

•	In the first quarter, the company’s market share in convertible debt underwriting increased to 14.2 percent from 3.3 percent a year ago. Mortgage-backed securities’ market share nearly doubled to 7.8 percent.

•	On March 5, 2003, the company completed its 24.9 percent acquisition of Santander Central Hispano’s subsidiary, Grupo Financiero Santander Serfin, the most profitable and third-largest bank in Mexico. This alliance furthers Bank of America’s strategy to better serve the Hispanic market.

•	The number of Small Business Administration (SBA) loans increased 275 percent from a year ago as Small Business Banking reduced cycle time and improved processes.

Revenue

Revenue grew 4 percent from the previous year to $8.89 billion.

Net interest income of $5.21 billion was relatively unchanged from the previous year.

Noninterest income increased 7 percent to $3.69 billion. Strong refinance levels continued to drive higher mortgage banking income results. Card income rose as a result of higher interchange and other fees. Total service charges increased 8 percent.

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Other income was up due primarily to $242 million in gains on residential loan sales taken to reduce prepayment risk.

During the quarter, the company realized $273 million in net securities gains as the discretionary portfolio was repositioned in line with market conditions and the company’s belief on the direction of interest rates.

Efficiency

Expenses increased 5 percent from a year ago to $4.72 billion. This growth was driven by the development and launch of a new, national advertising campaign and an increase in employee benefits as healthcare costs escalated. Additionally, the company began expensing employee stock options this quarter, a pre-tax impact of $26 million.

Credit quality

Credit losses improved from the fourth quarter. The consumer and middle market portfolios continue to be stable to improving. While there were declines in nonperforming large corporate loans, the company remains cautious about this portfolio.

•	Provision for credit losses was $833 million, down 28 percent from $1.17 billion in the fourth quarter and down from $840 million a year earlier.

•	Net charge-offs were $833 million, or 0.98 percent of loans and leases, down from $1.17 billion, or 1.35 percent, in the fourth quarter and down from $840 million, or 1.04 percent, a year earlier.

•	Nonperforming assets were $5.03 billion, or 1.46 percent of loans, leases and foreclosed properties as of March 31, 2003. This was down 4 percent from the fourth quarter and was relatively unchanged from $4.99 billion a year earlier.

•	The allowance for credit losses, at $6.85 billion or 2 percent of loans and leases, was virtually unchanged from both the fourth quarter and the prior year. As of March 31, 2003, the allowance for credit losses represented 143 percent of nonperforming loans, up from 136 percent in the fourth quarter but down from 149 percent a year earlier.

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Capital management

Total shareholders’ equity was $50.05 billion at March 31, 2003, up 4 percent from a year ago and represented 7 percent of period-end assets of $680 billion. The Tier 1 Capital Ratio was 8.20 percent, a decrease of 28 basis points from a year ago and 2 basis points from the December 31, 2002 level.

During the quarter, Bank of America repurchased 18.4 million shares and issued 15.2 million shares related to employee options and stock ownership plans. Average common shares outstanding were 1.50 billion in the first quarter, down 3 percent from 1.54 billion a year earlier.

Consumer and Commercial Banking

Consumer and Commercial Banking (CCB) earned $1.59 billion, up 2 percent from a year ago. Total revenue grew 7 percent to $6.03 billion while expenses increased 9 percent due to marketing costs and an increase in mortgage banking personnel. Return on equity was 32.6 percent and SVA grew $75 million to $1.1 billion.

The successful results were driven by the ongoing strength of the consumer and middle market businesses. Not only were transaction levels of credit and debit cards higher, but overall transaction dollar amounts also increased. The credit card delinquency rates decreased. Checking, credit card and debit card accounts increased along with middle market and investment banking services.

Noninterest income was up 17 percent to $2.30 billion, driven by higher consumer service charges, mortgage banking income and card income. It was also driven by a 48 percent increase in middle market investment banking income.

Net interest income was relatively unchanged at $3.73 billion. Average loans grew 2 percent, led by consumer loan growth as customers continued to take advantage of the interest rate environment for mortgages, home equity lines, automobile loans and credit card accounts. Middle market loans and deposits saw positive growth.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earned $481 million, up 5 percent from last year, due to favorable market conditions in fixed-income products. Revenue increased 3 percent to $2.34 billion while expenses remained flat. Return on equity was 18.6 percent and SVA increased $80 million to $203 million.

Strong trading revenue and expense management drove these results.

Investment banking income increased 14 percent to $373 million from last year. The increase in fees was led by the strong demand for fixed income and convertible securities.

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Net interest income was up 10 percent to $1.28 billion from a year ago, primarily driven by the growth in trading assets and lower funding costs. Total trading-related revenue in GCIB, which includes trading-related net interest income and trading fees, was $911 million, up 15 percent from last year primarily due to gains in fixed income.

Asset Management

Asset Management net income rose 2 percent from a year ago to $140 million as a result of lower provision expense. Despite more than 20% declines in market indices, overall revenue decreased only 3 percent to $578 million. Expenses increased 2 percent, reflecting the increase in distribution capabilities over the last several quarters. Return on equity was 20.3 percent and SVA declined $4 million to $66 million. Assets under management decreased 6 percent to $297 billion.

Continuing to focus on expanding distribution capabilities, Asset Management will increase its number of financial advisors by approximately 20 percent again this year.

More than 75% of the mutual fund assets managed by Banc of America Capital Management LLC were ranked in the top two performance quartiles in their respective Lipper categories for the one-year, three-year and five-year periods ended March 31.

Equity Investments

Equity Investments reported a loss of $86 million, compared to a loss of $32 million a year ago. Principal Investing reported cash gains of $45 million in the first quarter offset by $77 million in impairments and $41 million in mark-to-market adjustments.

Note: James H. Hance, Jr., vice chairman and chief financial officer, will discuss first quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/. These comments will include certain non-GAAP (generally accepted accounting principles) financial measures that are discussed in more detail on the company’s website.

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Through innovative technologies and the ingenuity of its people, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

(Dollars in millions, except per share data; shares in thousands)

	Three Months
	Ended March, 31
	2003	2002
Financial Summary
Earnings	$2,424	$2,179
Earnings per common share	1.62	1.41
Diluted earnings per common share	1.59	1.38
Dividends per common share	0.64	0.60
Closing market price per common share	66.84	68.02
Average common shares issued and outstanding	1,499,405	1,543,471
Average diluted common shares issued and outstanding	1,526,288	1,581,848

Summary Income Statement
Net interest income	$5,209	$5,153
Noninterest income	3,685	3,440

Total revenue	8,894	8,593
Provision for credit losses	833	840
Gains on sales of securities	273	44
Noninterest expense	4,717	4,494

Income before income taxes	3,617	3,303
Income tax expense	1,193	1,124

Net income	$2,424	$2,179

Summary Average Balance Sheet
Loans and leases	$345,662	$327,801
Securities	67,784	73,542
Earning assets	613,092	549,111
Total assets	713,299	637,678
Deposits	385,760	364,403
Shareholders’ equity	49,400	47,456
Common shareholders’ equity	49,343	47,392

Performance Indices

Return on average assets	1.38%	1.39%
Return on average common shareholders’ equity	19.92	18.64

Credit Quality

Net charge-offs	$833	$840
% of average loans and leases	0.98%	1.04%
Managed credit card net losses as a % of average managed credit card receivables	5.25	5.43

	At March 31
	2003	2002
Balance Sheet Highlights
Loans and leases	$343,412	$331,210
Securities	76,438	75,343
Earning assets	577,404	534,564
Total assets	679,765	619,921
Deposits	395,176	367,200
Shareholders’ equity	50,052	48,169
Common shareholders’ equity	49,995	48,107
Book value per share	33.38	31.15
Total equity to assets ratio (period end)	7.36%	7.77%
Risk-based capital ratios:(1)
Tier 1	8.20	8.48
Total	12.29	12.93
Leverage ratio	6.25	6.72
Period-end common shares issued and outstanding	1,497,531	1,544,521
Allowance for loan losses	$6,853	$6,869
Allowance for loan losses as a % of loans and leases	2.00%	2.07%
Allowance for loan losses as a % of nonperforming loans	143	149
Nonperforming loans	$4,806	$4,601
Nonperforming assets	5,033	4,992
Nonperforming assets as a % of:
Total assets	0.74%	0.81%
Loans, leases and foreclosed properties	1.46	1.51
Nonperforming loans as a % of loans and leases	1.40	1.39
Other Data

Full-time equivalent employees	132,583	137,240
Number of banking centers	4,202	4,246
Number of ATM’s	13,266	13,161

(1)	2003 ratios are preliminary.

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other

BUSINESS SEGMENT RESULTS

Three months ended March 31, 2003
Total revenue	$6,033	$578	$2,343	$(107)	$199
Net income	1,591	140	481	(86)	298
Shareholder valueadded	1,099	66	203	(141)	(87)
Return on equity	32.6%	20.3%	18.6%	(16.7)%	n/m
Average loans and leases	$185,779	$22,683	$56,521	$434	$80,245

Three months ended March 31, 2002
Total revenue	$5,650	$598	$2,285	$(28)	$182
Net Income	1,556	137	457	(32)	61
Shareholder value added	1,024	70	123	(94)	(291)
Return on equity	32.4%	23.9%	16.0%	(6.2)%	n/m
Average loans and leases	$181,415	$24,794	$67,018	$427	$54,147

n/m = not meaningful

	Three Months Ended March 31
	2003	2002
SUPPLEMENTAL FINANCIAL DATA

Taxable-equivalent basis data(1)
Net interest income	$5,361	$5,247
Total revenue	9,046	8,687
Net interest yield	3.52%	3.85%
Net interest yield without taxable-equivalent income	3.45	3.81
Efficiency Ratio	52.14	51.74
Efficiency ratio without taxable-equivalent income	53.03	52.30

Reconciliation of net income to shareholder value added
Net income	$2,424	$2,179
Amortization expense	54	55
Capital charge	(1,338)	(1,402)
Shareholder value added	1,140	832

(1)	Fully taxable-equivalent (FTE) in a non-GAAP performance measure used by management in operating the business which management believes provides investors with a more accurate picture of the interest margin for comparative purposes.